Exhibit 10.1

FOURTH AMENDED AND RESTATED AGREEMENT

THIS FOURTH AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made as of the 24th day of June, 2020 by and between Hudson Technologies, Inc., P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965, Hudson Technologies Company, P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965 and Aspen Refrigerants, Inc., P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965 (hereinafter Hudson Technologies, Inc., Hudson Technologies Company and Aspen Refrigerants, Inc. are collectively referred to herein as “Hudson”) and Brian F. Coleman, residing at 41 Mountainview Avenue, Pearl River, New York 10965 (“Executive”).

WHEREAS, Hudson and the Executive previously entered into a Third Amended and Restated Agreement made as of December 19, 2019 (the “Prior Agreement”) pursuant to which Executive served as the President and Chief Operating Officer of Hudson Technologies, Inc., and as an employee of Hudson Technologies Company and Aspen Refrigerants, Inc. and as the President and Chief Operating Officer of each such entity;

WHEREAS, Executive serves as a member of the Board of Directors of Hudson Technologies, Inc. (the “Board”);

WHEREAS, Executive is employed at Hudson’s Pearl River, New York headquarters facility;

WHEREAS, Hudson desires to retain Executive as President of Hudson Technologies, Inc. and promote Executive from the position of Chief Operating Officer to the position of Chief Executive Officer of Hudson Technologies, Inc. and each of its subsidiaries and to amend and restate the Prior Agreement in connection with such promotion;

WHEREAS, Hudson Technologies Company and Aspen Refrigerants, Inc. are each a separate, indirect wholly-owned subsidiary of Hudson Technologies, Inc. and each is made a party to this Agreement for the purpose of implementing the terms of this Agreement;

WHEREAS, Hudson and the Executive acknowledge that, because the Executive’s duties and responsibilities will bring the Executive into contact with Hudson’s confidential information, Hudson must ensure that its valuable confidential information, as well as its customer relationships, are protected and can be entrusted to the Executive;

WHEREAS, Hudson and the Executive acknowledge that the Executive’s talents, knowledge and services to Hudson are of a special, unique, and extraordinary character and are of particular and peculiar benefit and importance to Hudson;

WHEREAS, Hudson desires to ensure that it will receive the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive, as well as assurances that the Executive will continue to devote his best efforts to his employment with Hudson and that he will not solicit other executives or employees of Hudson; and

WHEREAS, Hudson and the Executive desire to amend and restate the Prior Agreement on the terms contained herein.

NOW, THEREFORE, in consideration of the continuation of the employment by Hudson of the Executive, the payments, rights and benefits granted, and the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed that the Prior Agreement is hereby amended and restated as follows:

1.                  EMPLOYMENT: Hudson agrees to employ Executive in an executive capacity, and Executive accepts employment upon the terms and conditions set forth herein. Executive expressly acknowledges that he was advised that a condition to Executive’s entering into this Agreement was the Executive’s agreement to restrictions regarding Confidential Information, Intellectual Property, Non-Solicitation of Executives, and Covenants Not To Compete (all set out in more detail below), and that the additional rights and benefits contained herein constitute new and adequate consideration for this Agreement. Executive, at the sole discretion of Hudson, may be given different job titles and responsibilities consistent with the types of titles and responsibilities that Executive performs as President and Chief Executive Officer. Unless and until such time as a new agreement or amendment to this Agreement is executed in writing by Hudson and Executive, this Agreement shall remain binding upon Executive regardless of the job title or position held by Executive.

2.                  TERM: Subject to the provisions for termination as provided herein and paragraph “15” below (providing that Executive’s employment shall be at will), the term of this Agreement shall expire as of June 24, 2022. This Agreement shall be automatically renewed for successive two (2) year terms unless either party gives notice of its intention not to renew no less than ninety (90) days prior to the expiration of the existing term.

3.                  COMPENSATION: As compensation for the services to be rendered by Executive, Hudson agrees to provide Executive with a base salary at the current annual rate of Four Hundred Seventy-Five Thousand dollars ($475,000), retroactive to April 1, 2020. The Compensation Committee of the Board shall meet at least annually for the purpose of determining Executive’s annual base salary based upon the apparent value of his services provided, however, that Executive’s annual base salary may increase, but not decrease, during the Term. Upon any such increase, the increased amount shall thereafter be deemed to be Executive’s annual base salary.

In addition, during and after the term of this Agreement, Hudson agrees to pay, upon receipt of an invoice (grossed up for any taxes owed on such payments as determined in good faith by Hudson, based upon information provided by Executive, to be owed on such payment) for life insurance premiums equal to $71,210 per year for nine years beginning in 2020 (the “Life Insurance Policy Payments”) provided that Executive maintains the $1,000,000 “Whole Life Legacy 10-Pay” life insurance policy (the “Life Insurance Policy”) purchased by Executive and upon request of Hudson provides proof that the Life Insurance Policy remains in effect. Each payment will be made between January 1 and December 31 of each year beginning in 2020 and ending in 2029, or earlier if Executive’s employment is terminated earlier for any reason other than Executive’s death.

The payment of the amounts in this paragraph shall constitute full satisfaction and discharge of Hudson’s obligations under this Agreement but are without prejudice to Executive’s rights under any Executive bonus or benefit plan heretofore or hereafter provided by Hudson. Hudson may, but shall not be obligated to, pay the Executive, in addition to his base salary, a bonus. Payment of any such bonus, and the amount of any such bonus shall be at the sole discretion of the Board.

2

4.                  DUTIES: Executive shall serve as President and Chief Executive Officer of Hudson and shall assume such other duties as the Board may assign as are consistent with and appropriate for Executive’s positions as President and Chief Executive Officer. In addition, Executive agrees to assume such other title or titles, if any, as from time to time may be assigned to Executive by Hudson which are consistent with the types of duties Executive performs as President and Chief Executive Officer. Executive shall report directly to the Board. Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Hudson. Such duties shall be rendered at Hudson’s headquarters currently located at Pearl River, New York and, except as otherwise provided herein, at such other place or places within or without the State of New York as Hudson shall in good faith require or as the interest, needs, business, or opportunities of Hudson shall require.

Executive shall devote full, normal and regular business time, attention, knowledge and skill to the business and interest of Hudson, and Hudson shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Executive performed for Hudson. Executive agrees that while Executive is employed by Hudson, Executive shall not directly or indirectly in any capacity engage in any business other than Hudson’s business without Hudson’s prior written consent, which consent will not be unreasonably withheld provided that such other business (a) is unrelated to the business of Hudson, (b) will in no way interfere with the performance of Executive’s duties to Hudson, (c) will not utilize Confidential Information or Intellectual Property of Hudson or of any client of Hudson, (d) will generally be conducted at times other than when Executive is required to work for Hudson, and at places other than Hudson’s business locations or those of Hudson’s customers, and (e) will not involve Hudson, other executives of Hudson, any client of Hudson, or any supplier of Hudson, in the conduct or the financing of Executive’s business, or as customers, suppliers, investors, partners, joint venturers, or otherwise. Under no circumstances shall Executive render any services that are competitive with any of Hudson’s business, or that are for any other person, corporation or other entity that is engaged in any business competitive with or in the same business as any of Hudson’s business. Notwithstanding the foregoing, Executive shall have the right to make investments in businesses which engage in activities other than those engaged in by Hudson or its subsidiaries and shall be permitted to continue his service as a volunteer board member for the Rockland Gaelic Athletic Association.

5.                  EXPENSES: Executive is authorized to incur reasonable expenses on behalf of Hudson in performing his duties, including expenses for general administration of Hudson’s office, travel, transportation, entertainment, gifts and similar items, which expenses shall be timely paid or reimbursed to Executive, by Hudson, provided that the Executive furnishes to Hudson appropriate supporting documentation of such expenses. In addition, Hudson will reimburse the Executive for all professional fees and expenses for professional organizations and continued education reasonably incurred by the Executive and reasonably related to the continued performance of his duties.

3

6.                  VACATIONS: Executive shall be entitled to the number of paid vacation, sick days, personal days and holidays as are specified, established and set forth in Hudson’s standard policies, provided, however, that Executive shall be entitled each calendar year to a vacation of no less than twenty-five (25) weekdays, no two (2) of which need be consecutive. Hudson shall not be required to compensate Executive for vacation days, sick days or personal days not taken by the Executive in any given year, and the Executive cannot accrue and accumulate unused vacation days, sick days or personal days in subsequent years.

7.                  TERMINATION: The following payments and benefits (hereinafter “Severance Benefits”) will be provided to the Executive by Hudson in the event of a Termination of Employment (as hereinafter defined):

A.                Executive will continue to receive his annual base salary, based upon his annual base salary as of the date of his Termination of Employment, for a period of twenty-four (24) months (the “Severance Period”), with payroll to be made every two (2) weeks, or at such other frequency based upon Hudson’s normal payroll practice. Hudson shall deduct from Executive’s continuing payroll all tax withholdings and deductions which Hudson is required by law to make. Subject to paragraph “7.H.” and paragraph “22” below, the initial payment shall be made within the forty-five (45) day period following the Executive’s Termination of Employment and the Executive shall have no right to designate the taxable year of payment.

B.                 Executive will also receive an amount equal to a total of 100 percent of the highest bonus earned (which shall, for the avoidance of doubt, include any short-term or long-term cash incentive) by the Executive in any calendar year within the three (3) calendar years immediately preceding the date of Termination of Employment (the “Bonus”), which amount shall be paid to Executive in equal installments throughout the Severance Period made every two (2) weeks, or at such other frequency based upon Hudson’s normal payroll practice. Hudson shall deduct from this bonus payment all tax withholdings and deductions which Hudson is required by law to make. Subject to paragraph “7.H.” and paragraph “22” below, the initial payment shall be made within the forty-five (45) day period following the Executive’s Termination of Employment and the Executive shall have no right to designate the taxable year of payment.

C.                 Subject to paragraph “7.H.” and paragraph “22” below, within the forty-five (45) day period following the Executive’s Termination of Employment, Hudson will pay to the Executive a lump sum payment for the Executive’s unused vacation for the year in which the Termination of Employment occurs, equal to the number of pro rata unused vacation days on the date of Termination of Employment, as determined in accordance with Hudson’s Executive Vacation Policy, multiplied by the Executive’s daily base salary on the date of the Termination of Employment. Hudson shall deduct from this payment all normal tax withholdings and deductions which Hudson is required by law to make. The Executive shall have no right to designate the taxable year of payment.

D.                The Executive’s participation in life, health and dental insurance, disability insurance, and any other benefits (the “Benefits”) provided by Hudson to the Executive as of the date of the Termination of Employment shall be continued, or essentially equivalent benefits provided by Hudson, for the entire Severance Period or until otherwise terminated by the Executive, on the same terms, conditions and costs as if the Executive continued in the employ of Hudson. To the extent Benefits include health and dental insurance, such Benefits shall be provided as COBRA continuation coverage, and not in addition to COBRA. Notwithstanding the foregoing, to the extent Benefit coverages provided to the Executive under this paragraph are taxable to the Executive, Hudson’s obligation hereunder shall not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), determined as of the year in which the Executive’s “Separation of Service” occurs, which is exempt under Treas. Reg. Section 1.409A-1(b)(9)(v)(D)(Limited Payment).

4

E.                 Subject to paragraph “7.H.” and paragraph “22” below, within the forty-five (45) day period following the Executive’s termination of employment for any reason other than Executive’s death, whether due to expiration of the Term, for Good Reason, for Cause, without Cause, for Disability, or for any other reason , Hudson will pay to Executive a lump sum payment equal to the amount of the unpaid premiums for the Life Insurance Policy for the remainder of the original ten (10) year level premium schedule (grossed up for any taxes determined in good faith by Hudson, based upon information provided by Executive, to be owed on such payment). For example, if Executive’s Termination of Employment occurs at a time when five (5) of the ten (10) annual premium payments have been made in respect of the Life Insurance Policy, then Hudson will make a lump sum payment equal to $356,050 (i.e., an additional five (5) annual premiums multiplied by $71,210 annual premium payments) with such amount grossed up for any taxes determined in good faith by Hudson, based upon information provided by Executive, to be owed on such payment. The Executive shall have no right to designate the taxable year of payment.

F.                  All stock options, stock appreciation rights, and any similar rights which the Executive holds on the date of Termination of Employment shall become fully vested and be exercisable on the date of Termination of Employment, and shall remain exercisable following the Termination of Employment until (i) expiration of the Severance Period, (ii) termination of Severance Benefits pursuant to paragraph “12” below, or (iii) expiration of the original term of the stock option, stock appreciation right or similar right, whichever first occurs. No extension of an exercise period under this Agreement shall extend to a date that would cause a stock option, stock appreciation right or similar right to be subject to Code Section 409A.

G.                For the purposes of this Agreement, the following definitions will apply:

(i)                 “Termination of Employment” shall take place in the event that the Executive’s employment is terminated (a) by Hudson without Cause (as hereinafter defined), including for this purpose Hudson’s election not to renew this Agreement or following a Fundamental Change (including, for the avoidance of doubt, following Executive’s Disability), (b) on Executive’s death, (c) for any reason by the Executive within sixty (60) days following a Fundamental Change (as hereinafter defined), or (d) by the Executive following an event constituting Good Reason (as hereinafter defined).

(ii)              “Cause” shall mean any of: (a) the Executive’s willful and continued refusal to perform, or the Executive’s willful and continued neglect of, the substantive duties of his position, (b) any willful act or omission by the Executive constituting dishonesty, fraud, or other malfeasance, (c) material nonconformance with Hudson’s standard business practices and policies, including but not limited to violation of Hudson’s Code of Business Conduct and Ethics or Hudson’s Substance Abuse Policy, (d) any act or omission by the Executive which has a material adverse effect upon the financial condition or business reputation of Hudson, (e) the Executive’s conviction of a felony, or any crime involving moral turpitude, dishonesty or theft, under the laws of the United States, or any state thereof, or any other jurisdiction in which Hudson conducts business, (f) breach of the provisions of paragraphs “10” or “11” of this Agreement, or (g) the resignation of Executive other than pursuant to the occurrence of an event constituting Good Reason or a Fundamental Change (as hereinafter defined). Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred with respect to any such breach or material violation that is reasonably susceptible of cure unless (a) Executive has been given written notice of Executive’s breach or material violation and at least thirty (30) days to cure and (b) the breach or material violation remains uncured at the end of such thirty (30) day period.

5

(iii)            “Good Reason” shall mean the occurrence of any of the following: (a) at any time within a twenty-four (24) month period two (2) individuals are elected to the Board whose nominations were not approved by the then sitting members of the Board; (b) the Executive is assigned any duties or responsibilities, without his consent, that are materially inconsistent with his position, duties, responsibilities, or status; (c) Hudson requires the Executive, without his consent, to be based at a location which is more than fifty (50) miles from Hudson’s corporate headquarters, currently located at One Blue Hill Plaza, Pearl River, New York 10965; (d) except as provided in paragraph “7.J.” below, the Executive’s annual base salary is reduced, except to the extent that the annual base salaries of all Executive Officers (as defined below) are reduced due to the adverse financial condition of Hudson and further providing that the Executive’s annual base salary may not be reduced to a level that is less than ninety percent (90%) of the Executive’s annual base salary as set forth in paragraph “3” above or his annual base salary in effect for the calendar year immediately prior to the Termination of Employment, if greater; (e) the Executive’s benefits are reduced and such reduction results in a material reduction in the Executive’s total compensation except to the extent that such reductions are made by Hudson on a company-wide basis and affect all Executive Officers that participate in such benefits; (f) a change to Executive’s reporting structure such that Executive no longer reports directly to the Board, or the Chief Restructuring Officer, if any, no longer reports directly to Executive; or (g) an order for relief under title 11 of the United States Code is entered with respect to Hudson or Hudson’s subsidiaries constituting a material portion of Hudson’s business on a consolidated basis. Good Reason shall not be deemed to exist unless the Executive’s Termination of Employment for Good Reason occurs within ninety (90) days following the initial existence of one of the foregoing conditions, the Executive provides Hudson with written notice of the existence of such condition(s) within thirty (30) days after the initial existence of the condition(s) and Hudson fails to remedy the condition within thirty (30) days after its receipt of such notice. An isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Hudson within ten (10) days after Hudson’s receipt of notice thereof given by the Executive shall not constitute Good Reason.

(iv)             “Executive Officer(s) shall mean the following: Hudson’s Chief Operating Officer; Hudson’s Chief Financial Officer; and any other current or future officer of Hudson Technologies, Inc. that is subject to Section 16(a) of the Securities Exchange Act of 1934.

6

(v)               A “Fundamental Change” shall occur (a) if Hudson (or one or more of the companies making up Hudson) shall make a general assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for Hudson or Hudson Technologies, Inc. or for a substantial part of its property; (b) upon commencement of any proceedings by Hudson (or one or more of the companies making up Hudson) under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute, or the commencement of any such proceedings without the consent of Hudson (or one or more of the companies making up Hudson), and such involuntary proceedings shall continue undischarged for a period of forty-five (45) days; (c) upon the commencement of the dissolution or liquidation of Hudson (or one or more companies making up Hudson); or a (d) upon a Change in Control (as hereinafter defined).

(vi)             “Change in Control” shall mean the consummation of (a) a sale or other disposition of all or substantially all of the assets of Hudson; (b) a merger or consolidation in which Hudson Technologies, Inc. is not the surviving entity and in which the stockholders of Hudson Technologies, Inc. immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (c) a reverse merger in which Hudson Technologies, Inc. is the surviving entity but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Hudson Technologies, Inc. immediately prior to such reverse merger own less than fifty percent (50%) of the Hudson Technologies, Inc.’s voting power immediately after the transaction; (d) a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of a majority of Hudson Technologies, Inc.’s (or one or more companies making up Hudson) then outstanding voting securities; or (e) Current Directors (as hereinafter defined) shall cease for any reason to constitute at least a majority of the members of the board of directors of Hudson (or one or more companies making up Hudson), as applicable. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its purpose is to (A) change the jurisdiction of incorporation, or (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Hudson Technologies, Inc.’s securities immediately before such transaction.

(vii)          “Current Director” shall mean any member of the board of directors of Hudson (or one or more companies making up Hudson) as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the applicable Current Directors then on such board of directors.

7

H.                Hudson’s obligation to pay the compensation and to make the arrangements provided in this paragraph “7” shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment or other right which Hudson may have against the Executive or anyone else; provided, however that as a condition to payment of amounts under paragraphs 7.A., 7.B., 7.D. and 7.F., within sixty (60) days of the Executive’s Termination of Employment, the Executive (or in the case of Executive’s death, Executive’s estate) shall have (i) executed and not revoked a general release and waiver, in form and substance reasonably satisfactory to Hudson and the Executive, of all claims relating to the Executive’s employment by Hudson and the termination of such employment, including, without limitation, discrimination claims (including without limitation age discrimination), employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under any tax-qualified retirement plans or continuation of coverage or benefits solely as required under ERISA) with such general release and waiver having become irrevocable, and (ii) executed an agreement expressly acknowledging and reaffirming the covenants and restrictions contained in paragraphs “10” and “11” below, and the remedies available to Hudson under paragraph “12” below. In accordance with paragraph “22” below and notwithstanding the payment periods stated in paragraph “7” above, if the consideration period (or revocation period, if applicable) for any general release and waiver extends across two (2) calendar years, the payments to the Executive of the Severance Benefits shall begin in the second of the calendar years (with any payments previously due paid in a lump sum on the first payroll date, or other payment date, in the second calendar year).

I.                    All amounts payable by Hudson pursuant to this paragraph “7” shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made pursuant to this paragraph “7” and, except as provided in paragraph “12” below, the obtaining of any other employment shall not result in a reduction of Hudson’s obligation to make the payments, benefits and arrangements required to be made under this paragraph “7”.

J.                   Executive expressly acknowledges that a reduction in the Executive’s annual base salary pursuant to the provisions of paragraph “9” below shall not constitute “Good Reason” for purposes of this paragraph “7”.

8.                  TERMINATION FOR CAUSE: Hudson may at any time terminate the employment of the Executive for Cause (as defined in paragraph “7” above) upon five (5) days prior written notice to Executive. If Executive is terminated for Cause, he shall be entitled to no Severance Benefits and shall be entitled to no bonus payment that might otherwise be owed to him if he worked for the entire year. In the event of termination under this paragraph, Hudson shall within thirty (30) days after the date of notice, pay Executive all amounts which are then accrued but unpaid, including unpaid vacation as determined in accordance with Hudson’s’ standard vacation policy as well as a lump sum payment equal to the unpaid premiums for the Life Insurance Policy for the remainder of the 10-year-period from the date the Life Insurance Policy was purchased (grossed up for any taxes determined in good faith by Hudson and agreed upon by Executive to be owed on such payment) (the “Accrued Obligations”). Hudson shall have no further or additional liability to Executive. For the avoidance of doubt, on the resignation of Executive (including for this purpose Executive’s election not to renew this Agreement) other than pursuant to the occurrence of an event constituting Good Reason or a Fundamental Change, Executive will be entitled to only the Accrued Obligations and shall not be entitled to Severance benefits or bonus payment that might otherwise be owed to him if he worked for the entire year.

8

9.                  SICK LEAVE:

A.                If with or without reasonable accommodation Executive is physically or mentally unable to perform his duties, or is otherwise absent for medical reasons, Hudson shall continue to pay base salary, Life Insurance Policy Payments and provide benefits to the Executive (“Sick Leave”). However, if a continuous period of Sick Leave exceeds eight (8) consecutive weeks, Hudson’s obligation with regard to base salary upon the expiration of the eight (8) consecutive weeks shall be limited to paying seventy-five percent (75%) of base salary. If the Executive returns to full service, his full base salary shall be reinstated to the pre-adjustment amount. As a condition to the receipt of the foregoing base salary and benefits, the Executive agrees that he shall provide Hudson such information as Hudson may reasonably request from time to time to permit Hudson to make a determination that the Executive is entitled to sick pay under this provision. Hudson shall reduce the amount paid to the Executive during such Sick Leave by an amount equal to any disability payments or benefits actually received by Executive under or pursuant to any disability program or supplemental disability insurance plan(s) provided by Hudson at Hudson’s expense unless such reduction results in a violation of Code Section 409A.

B.                 Notwithstanding the foregoing, Hudson may terminate the employment of Executive at any time after Executive’s continuous period of Sick Leave exceeds 120 calendar days. Termination of the Executive after the said 120 calendar period shall not be deemed a Termination for Cause (as defined in paragraph “7” above) and shall entitle the Executive to receive the payments and benefits provided by paragraph “7” upon Termination of Employment based upon Executive’s full base salary, and for purposes of such payments and benefits, the Severance Period shall be deemed to commence as of the date of the Termination of Employment resulting under this paragraph “9.B.”.

C.                 Notwithstanding anything to the contrary contained herein, in the event that during the period the Executive is on Sick Leave, and prior to any Termination of Employment pursuant to paragraph “9.B.”, there is deemed a “Separation from Service” (as that term is defined in Code Section 409A for purposes of a permissible payment event), Hudson and the Executive agree that such Separation of Service shall be treated as a Termination of Employment. Such termination shall not be deemed a Termination for Cause (as defined in paragraph “7” above) and shall entitle the Executive to receive the payments and benefits provided by paragraph “7” upon Termination of Employment based upon Executive’s full base salary, provided that, for purposes of such payments and benefits, the Severance Period shall commence as of the date of the Separation from Service as described in this paragraph “9.C.”, and shall be based upon Executive’s full base salary.

D.                Notwithstanding anything to the contrary contained herein, in the event that during the period the Executive is on Sick Leave, and prior to any Termination of Employment pursuant to paragraph “9.B.” or any Separation from Service pursuant to paragraph “9.C.”, the Executive becomes “Disabled”, (as defined in Code Section 409A for purposes of a permissible payment event) Hudson and the Executive agree that the Executive’s Disability shall entitle the Executive to receive the payments and benefits provided by paragraph “7” upon Termination of Employment based upon Executive’s full base salary. For purposes of such payments and benefits, the Severance Period shall commence as of the date of the Disability as described in this paragraph “9.D.”.

9

10.              CONFIDENTIALITY:

A.                Executive expressly acknowledges and agrees as follows:

(i)                 Hudson expends a significant amount of funds annually on researching and developing solutions and proprietary techniques related to the products and services it offers or is seeking to offer, and has developed substantial confidential, proprietary, and trade secret information, and this confidential, proprietary and trade secret information, if misused, disclosed, misappropriated or used by others, would result in irreparable harm to Hudson.

(ii)              Hudson’s Confidential Information (as hereinafter defined) constitutes valuable commercial assets of Hudson and is not readily available to the general public or any persons not employed by or otherwise not associated in a position of trust with Hudson. Hudson keeps its Confidential Information confidential (other than to the extent filings are required for patents) by, among other things, restricting access to only those who need the information to perform their Hudson job function and prohibiting the use or disclosure of Confidential Information to anyone not authorized to receive or use the Confidential Information.

(iii)            Executive’s position with Hudson will continue to provide Executive with access to or knowledge of Hudson’s Confidential Information.

(iv)             Hudson’s Confidential Information will become known to Executive only as a result of his employment with Hudson. To the extent that Executive was previously engaged, on his own or with others, in a business that provided the same or similar services as those provided by Hudson, Executive further acknowledges that such prior business knowledge and experience, and any familiarity with entities that are actual or potential customers for the business, shall not permit or allow Executive to contend that Hudson’s Confidential Information is not confidential or should not be protected from use or misappropriation.

B.                 In light of the foregoing, Executive acknowledges and agrees as follows:

(i)                 All Confidential Information is the property of Hudson, and Executive shall not, without the express written consent of Hudson, directly or indirectly use, disseminate, disclose, or in any way reveal, either during Executive’s employment or at any time thereafter, all or any part of the Confidential Information, other than for the purposes authorized by Hudson, or only for the benefit of Hudson.

(ii)              Hudson shall be the sole owner of, and Executive hereby assigns to Hudson, any and all property rights to all Intellectual Property (as hereinafter defined) made, conceived, originated, devised, discovered, invented, or developed before, during or after the term of Executive’s employment with Hudson, whether or not Executive was involved either alone or with others, if it was in whole or in part developed during the course of Executive’s employment or by Executive’s use of any property of Hudson. This ownership provision does not apply to creations of the Executive which are made in the Executive’s own time, without the use of any Hudson resources, and which do not relate in any way to Hudson’s business. Executive agrees to cooperate fully and assist Hudson or its designee in the performance of any lawful acts that Hudson at its discretion deems necessary, and to execute and deliver without charge any documents reasonably required by Hudson, to secure any patent, copyright, trademark, and other protection for Intellectual Property and improvements thereon, and to assign to and vest in Hudson the entire interest therein in the United States and all foreign countries.

10

(iii)            Upon request by Hudson at any time, or upon termination of employment with Hudson, whichever is sooner, Executive shall immediately deliver to Hudson any and all information and property of Hudson in whatever form it exists, including but not limited to all Confidential Information and all copies thereof or materials containing or derived from Confidential Information.

C.                 As used in this Agreement, “Confidential Information” means all information not publicly available (but including information that is publicly available as a result of a breach by Executive of paragraphs “10” and “11”) and not generally known or used by Hudson’s competitors, or in the industry, and which could be harmful to Hudson if disclosed to persons outside of Hudson and which includes, but is not limited to:

(i)                 Intellectual Property (as hereinafter defined);

(ii)              Technical information, such as, but not limited to: Hudson’s plant organization and designs; product formulation, manufacturing, performance and processing data; and research and development results and plans;

(iii)            Product information, such as, but not limited to: non-public details of Hudson’s products and services, including but not limited to, its existing refrigerant, decontamination, reclamation and recovery products and services, as well as those being developed; specialized equipment and training; product plans, drawings and specifications; and performance capabilities, strengths and weaknesses;

(iv)             Strategic information, such as, but not limited to: Hudson’s material costs; supplier and vendor information; overhead costs; pricing; profit margins; banking and financing information; and market penetration initiatives and strategies;

(v)               Organizational information such as, but not limited to: Hudson’s personnel and salary data; information concerning the utilization of facilities; merger, acquisition and expansion information; equipment utilization information; and Hudson manuals, policies and procedures;

(vi)             Marketing and sales information, such as, but not limited to: Hudson’s licensing, marketing and sales techniques and data; customer lists; customer data, such as, but not limited to, their personnel, project, financial and account status, individual needs, historical purchases, and contact information; product development and delivery schedules; market research and forecasts; and marketing and advertising plans, techniques and budgets; and

11

(vii)          Advertising information, such as, but not limited to: Hudson’s overall marketing policies; the specific advertising programs and strategies utilized by Hudson; and the success or lack of success of those programs and strategies.

“Confidential Information” does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Executive’s direct or indirect act or omission. “Confidential Information” also does not include information regarding Executive’s own pay and benefits, information as to the terms and conditions of employment, or information that is deemed not confidential under Section 7 of the National Labor Relations Act. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupation Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Hudson. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

D.                As used in this Agreement, “Intellectual Property” means all information concerning the evaluation, design, engineering, construction, marketing, and sales of the products and services provided by Hudson and which includes, but is not limited to: any and all patents, patents pending; trademarks, copyrights, and any and all applications for same issued to and/or applied for by Hudson; any and all technological (including software), educational, operational, and financial innovations, discoveries, inventions, designs, and formulae; tests; performance data; process or production methods; improvements to all such property; and all recorded material defining, describing, illustrating, or documenting in any fashion, all such property, whether written or not and regardless of the medium in which the information is stored or recorded; without regard to whether such property is patentable, copyrightable, or subject to trade/service mark protection, and without regard to whether a patent, copyright, or trademark or service mark has been sought or obtained.

E.                 Notwithstanding anything in this Agreement, Executive is hereby advised that pursuant to the federal Defend Trade Secrets Act: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

12

11.              NON-COMPETITION / NON-SOLICITATION:

A.                Executive expressly acknowledges and agrees as follows:

(i)                 Hudson compensates its employees, among other things, to develop and to pursue, on Hudson’s behalf, good relationships and goodwill with all customers and potential customers, whether developed by Executive or others within the Hudson organization;

(ii)              Executive will be exposed to, acquire and develop knowledge of Confidential Information including, without limitation, Confidential Information related to Hudson’s customers, operations, and its suppliers;

(iii)            Executive is able to be gainfully employed by other employers in a variety of other industries and businesses that are engaged in businesses that do not involve and are not competitive with any part of Hudson’s business.

B.                 In light of the foregoing, Executive agrees, that while Executive is employed by Hudson, and continuing until the expiration of the Covenant Period (as hereinafter defined):

(i)                 Executive shall not, within the Restricted Territory (as hereinafter defined), compete with Hudson, directly or indirectly, whether for Executive’s own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by being employed by, participating in, or otherwise being materially connected in the conduct of any business activity that involves providing products or services that are like or similar to, or competitive with, or would replace or be a substitute for, any one or more of the products and services provided by Hudson (hereinafter “Competitive Products”) if such employment, participation, or connection involves: (a) responsibilities similar to responsibilities Executive had or performed for Hudson at any time during the last eighteen (18) months of Executive’s employment with Hudson; (b) supervision of employees or other personnel in the provision of Competitive Products; (c) development or implementation of strategies or methodologies related to the provision of Competitive Products; (d) marketing or sale of Competitive Products; or (e) responsibilities in which Executive would utilize or disclose Confidential Information.

(ii)              Executive shall not compete with Hudson, directly or indirectly, whether for Executive’s own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by calling upon, contacting, diverting, soliciting, or doing business for or with any “Client” of Hudson (as hereinafter defined) for the purpose of offering or providing any Competitive Products.

(iii)            Executive shall not directly or indirectly, without the prior written consent of Hudson, (a) induce, solicit, entice, or encourage any officer, director, employee or other individual to leave his or her employment with Hudson, (b) induce, solicit, entice, or encourage any officer, director, employee or other individual to compete in any way with the products and services of Hudson, or to violate the terms of any employment, non-competition, confidentiality or similar agreement with Hudson; or (c) employ, offer to employ, contract with, offer to contract with, or do business with any officer, director, employee or other individual who is employed by Hudson.

13

C.                 For purposes of this paragraph “11”, the Covenant Period shall be twenty-four (24) months after the Executive’s last day of active employment with Hudson, regardless of the reason underlying the termination of Executive’s employment.

D.                Executive acknowledges that many of Hudson’s services are remedial in nature and, as such, its customers may utilize Hudson’s services on an infrequent basis over an extended period of time, or following a protracted sales effort over an extended period of time. Executive also acknowledges that because of his position, he will likely have knowledge of Hudson’s customers through access to Confidential Information, whether or not located within the Restricted Territory (hereinafter defined). Accordingly, for purposes of this paragraph “11”, the term “Client” shall mean (a) any customer or potential customer of Hudson upon whom Executive, during the last eighteen (18) months of Executive’s employment with Hudson, called upon or with whom Executive had any contact, or as to whom Executive was involved in regard to planning, marketing, conducting, or overseeing an offer to sell products or perform services; (b) any customer as to whom Executive assisted in selling products or providing services, or as to whom Executive was involved in regard to planning, marketing, conducting, or overseeing the offer to sell products or perform services if the customer received any products or services from Hudson during the last eighteen (18) months of Executive’s employment with Hudson; (c) any potential customer of Hudson whose identity Executive learned during the eighteen (18) months of Executive’s employment with Hudson or learned from Confidential Information at any time; or (d) any customer for whom Hudson has provided products or services to at any time during the thirty-six (36) months preceding the last day of the Executive’s employment with Hudson and whose identity as a Hudson customer Executive learned from Confidential Information at any time.

E.                 Executive acknowledges that the nature of Hudson’s business is such that provides its products and services to customers throughout the United States of America and Puerto Rico. Accordingly, the “Restricted Territory” includes each and every state of the United States of America (including the District of Columbia) and Puerto Rico.

F.                  In order to assure Hudson of the full twenty-four (24) months of the Covenant Period within which to protect its goodwill and to prevent Executive from unfairly benefiting by violations of this paragraph “11”, the provisions and requirements of this paragraph “11” shall be extended for a period of time beyond the Covenant Period equal in length to the total length of time during which Executive is in violation of any one or more provisions of this paragraph.

G.                In the event it is determined by a court of competent jurisdiction that any provision or portion of a provision of this paragraph “11” is not enforceable under the law governing this Agreement, the unenforceable provision or portion thereof may be stricken, and the remainder of the provision and of this paragraph “11” shall be valid and fully enforceable, in all respects, as if the provision or portion of a provision deemed unenforceable had never been part of the Agreement. Further, if any provision of this Agreement is found to be overbroad or unenforceable, the court or any other authority with competent jurisdiction is expressly authorized to conform the provision to the extent necessary to remedy any deficiency and render it valid and enforceable.

14

12.              REMEDIES:

A.                In the event that the Executive breaches any term or provision of paragraphs “10” or “11” of this Agreement, Hudson shall be immediately, permanently and irreparably damaged and shall be entitled, in addition to and without limiting Hudson’s rights to, any and all other legal and equitable remedies and damages, (i) to a temporary restraining order ex parte, to a preliminary injunction, and to a permanent injunction, to restrain Executive’s actions or the actions of others acting in conjunction with Executive or on Executive’s behalf, (ii) to terminate all future Severance Benefits through the remainder of the Severance Period, and (iii) to recover from Executive all Severance Benefits actually paid to the Executive, including any costs or expenses actually incurred by Hudson in providing such Severance Benefits. Executive agrees that Executive will not be damaged by enforcement of this covenant as Executive can obtain many other types of gainful employment without violating the provisions of paragraphs “10” or “11”, so that no bond shall be required, and if the court requires a bond to be posted, it shall not exceed $500.00.

B.                 All of Executive’s covenants and obligations under paragraphs “10” and “11” of this Agreement shall survive, and shall remain enforceable, for so long as Executive is employed and after termination of employment for any reason, and shall survive despite future promotions, raises, changes in position or compensation, demotions and the execution of new agreements with Hudson, and shall inure to the benefit of Hudson’s successors and assigns, unless Hudson executes in writing an agreement expressly terminating the covenants of paragraphs “10” and “11” of this Agreement.

C.                 Hudson and Executive shall each bear and be responsible for their own attorneys’ fees, expenses and disbursements incurred in any litigation brought by either party to enforce or interpret any provision contained in paragraphs “10” or “11” of this Agreement.

13.              NOTICES: All notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the Executive at his residence, and to Hudson at its principal office located at P.O. Box 1541, One Blue Hill Plaza, Pearl River, New York 10965, attention Chief Financial Officer, or at such other address as any party specifies by giving proper notice.

14.              SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of the Executive and his estate. Neither this Agreement nor any rights hereunder shall be assignable by the Executive.

This Agreement shall be freely assignable by Hudson to, and shall inure to the benefit of, and be binding upon, any successor corporation or affiliate of a successor corporation, and all references in this Agreement to Hudson shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of Hudson. As used herein, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase, or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of Hudson, including any entity that shall be the surviving corporation in a merger with Hudson.

15

15.              EMPLOYMENT AT WILL; CONSEQUENCES OF TERMINATION: Notwithstanding paragraph “2” above, Hudson expressly agrees that at all times Executive’s employment shall be at will and at any time the Executive may resign or otherwise terminate his or her employment with Hudson, for any reason or for no reason, subject to the provisions contained herein. Likewise, the Executive expressly agrees that at any time Hudson may terminate the employment of the Executive for any reason or for no reason, subject to the provisions contained herein.

16.              INDEMNIFICATION: In the event that any litigation shall be brought to enforce or interpret any provision contained in paragraphs “7”, “8”, or “9” of this Agreement, then, provided that the Executive prevails to any extent, Hudson or any successor corporation shall reimburse or indemnify the Executive for the Executive’s reasonable attorneys’ fees, expenses and disbursements incurred in such litigation, including the costs of enforcement.

17.              CONTROLLING LAW: This Agreement and all other issues regarding the employment of the Executive shall be governed by the laws of the State of New York, without reference to its conflicts of law principles.

18.              ENTIRE AGREEMENT: This Agreement represents the entire agreement and understanding of the parties regarding the employment of the Executive, and all prior or contemporaneous agreements, representations, or understandings, including for the avoidance of doubt the Prior Agreement, are expressly superseded by, and do not survive this Agreement. Executive has not relied upon any inducement, promise, representation, or assurance, other than those expressly set out herein. Except as expressly permitted herein, this Agreement may not be modified or amended except in writing signed by all parties hereto.

19.              WAIVER: The waiver of any breach of any provision of this Agreement by either party shall not operate or be construed as a subsequent waiver by either party of any term or condition of this Agreement.

20.              HEADINGS: The headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

21.              SEVERABILITY: The parties intend and agree that each covenant and condition contained in this Agreement shall be a separate and distinct covenant. If any provision of this Agreement is found to be invalid, illegal, or unenforceable, the remaining provisions shall not be affected.

22.              COMPLIANCE WITH CODE SECTION 409A:

A.                It is the intention of Hudson and the Executive that the payments, benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Code Section 409A, the Treasury regulations and other guidance promulgated or issued thereunder (collectively for purposes of this paragraph 22, “Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, Hudson shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and Hudson of the applicable provision shall be maintained, but Hudson shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to Hudson. Hudson shall not have any liability to the Executive with respect to tax obligations that result from the application of Section 409A and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

16

B.                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

C.                 For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

D.                Neither Hudson nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. Notwithstanding anything in paragraph “7” above, if the consideration period (or revocation period, if applicable) for any general release and waiver extends across two (2) calendar years, the payments to the Executive shall begin in the second of the calendar years.

E.                 If and to the extent required to comply with Section 409A, a Termination of Employment, as defined above, shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits upon or following a Termination of Employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any provision of this Agreement, references to Termination of Employment, “termination”, “termination of employment” or like terms shall mean “Separation from Service”.

F.                  If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) and using the identification methodology selected by Hudson from time to time, or if none, the default methodology under Section 409A, then with regard to any payment or the providing of any benefit subject to this Agreement and to the extent required to be delayed in compliance with Section 409A(a)(2)(B), and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death or (iii) in the case of Life Insurance Policy Payments, the year payment would have occurred if Executive had not terminated. Absent such exception, on the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this paragraph “22.F.” (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether the Executive is a “specified employee” shall be made by Hudson in good faith applying Section 409A.

17

IN WITNESS THEREOF, the parties have executed this Agreement as of the date written above.

Hudson Technologies, Inc.

By: /s/ Nat Krishnamurti

Hudson Technologies Company

By: /s/ Nat Krishnamurti

Aspen Refrigerants, Inc.

By: /s/ Nat Krishnamurti

/s/ Brian F. Coleman
Brian F. Coleman

18